                            MERGER TRIGGER AGREEMENT


    EchoStar Communications Corporation, a Nevada corporation formed in 1995 ("EchoStar"), Direct Broadcasting Satellite Corporation, a Colorado corporation ("DBSC") and Direct Broadcasting Satellite Corporation, a Delaware corporation ("DBSD"), in consideration of the benefit which will accrue to each as a result of the matters described below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, enter into this Merger Trigger Agreement (the "Agreement") as of the 21st day of December, 1995, and agree as follows:

    1. DBSD hereby provides notice to EchoStar of its exercise, and EchoStar hereby provides notice to DBSD of its exercise, effective immediately, of their respective rights to require a merger agreement to be signed among EchoStar, DBSC and DBSD (the "Merger Agreement" and the "Merger")).

    2. EchoStar, DBSC and DBSD (together, the "Parties") agree that the Merger Agreement, in the form attached as Exhibit A hereto, shall be entered into by all of them contemporaneous with execution of this Agreement.

    3. The Parties hereby irrevocable agree to consummate the Merger without preconditions, except as specifically set forth below. Further, the Parties hereby irrevocably waive any right they have had, may now have, or which might at any time in the future otherwise be available to them, to terminate or refuse to complete the Merger, whether: a) based upon covenants or conditions to be fulfilled by the other Party, as set forth in the Merger Agreement; or b) events which must occur (or not occur) prior to the Merger, as set forth in the Merger Agreement; or c) based on any other legal, contractual or common law theory, other than the condition that: d) the Merger must be approved by the Federal Communications Commission (the "FCC"); and e) the Merger must be approved by DBSD shareholders.

    Notwithstanding anything set forth above, a Party may refuse to complete the Merger if the other Party wilfully and in bad faith acts, or fails to act, in a manner that materially impedes consummation of the Merger in material compliance with the terms the Parties have agreed upon.

    Nothing herein shall be construed as relieving any Party of its good faith obligations to take actions required of it pursuant to the Merger Agreement, or as limiting the right of a nondefaulting Party to pursue the remedies of specific performance and other equitable remedies provided in Section 12.3 of the Merger Agreement.

    4. DBSD acknowledges that contemporaneous with execution of this Agreement and the Merger Agreement, DBSD shareholders owning greater than 50% of the outstanding shares of DBSD (including EchoStar), will be executing shareholder consent minutes in the form attached as Exhibit B to this Agreement in satisfaction of the condition to the Merger set forth in Paragraph 3 e) above, and ratifying this Agreement and any transactions or agreements entered into pursuant to this Agreement. DBSD acknowledges and affirms the effectiveness of those minutes to achieve the intended result.

    5. The Parties agree to enter into the Note Purchase Agreement and the Security Agreement, and DBSD agrees to execute the Direct Broadcasting Satellite Corporation Promissory Note (the "DBSD Note"), all in the forms attached as Exhibits C, D and E, respectively, with such reasonable changes as the Parties mutually agree upon.

    6. The Parties agree that in the event the Merger is not completed for any reason, it is the intent of the Parties to structure a transaction or series of transactions which will have the effect of providing to DBSD's existing shareholders as of the date of this Agreement (the "Existing Shareholders"), as nearly as is possible, the cash amount or number of shares of EchoStar Class A Common Stock they would have received if the Merger had been completed, and that it is further the intent of the Parties, in those circumstances, to structure a transaction or series of transactions which will have the effect of providing to EchoStar, as nearly as is possible, the benefits which would have accrued to EchoStar had the Merger been completed, for, as nearly as is possible, the cash amount or number of shares of EchoStar Class A Common Stock EchoStar would have provided to the Existing Shareholders had the Merger been completed (the "Intent", and the "Intent Consideration"). The Parties intend that the Intent Consideration would be paid in full as soon as the Intent has been accomplished. Notwithstanding anything in this Agreement which might otherwise be construed to the contrary, in no event shall EchoStar be obligated to pay both the Intent Consideration and the Non-Duplication Payment (as defined below), and payment by EchoStar of either shall extinguish any obligation to pay the other at any time in the future, but shall not extinguish the obligation of DBSD to fulfill the Intent, or to abide by the Non-Duplication Agreement.

    In structuring the transaction or series of transactions, the Parties agree to attempt to provide tax-free treatment under the Internal Revenue Code, provided that such structuring does not have the effect of decreasing any of the full rights or benefits, or increasing any of the obligations, that EchoStar or DBSC expect to obtain as a result of the Merger.

    In the event either Party reasonably determines that the Merger is unlikely to be completed, the Parties agree to negotiate in good faith, and use their best efforts to effectuate the Intent. If at any time the Parties are unable to agree on the best method to effectuate the Intent, the parties hereby commit to submit any dispute to mandatory fast track binding arbitration in accordance with the procedures set forth below.

    7. In order to fulfill the Intent, the Parties agree that in addition to any other actions which the Parties may take, that EchoStar shall have the right, at any time and from time to time, to convert the DBSD Note, and any other Notes issued to EchoStar or its affiliates pursuant to the Note Purchase Agreement, to a pay out for perpetuity of profits of DBSD (and a participation in any distributions to shareholders, spinoffs or similar transactions). The pay out will be a percentage of the total profits -- paid quarterly within thirty
(30) days of the end of each calendar quarter (or distribution -- paid when distributed to shareholders) of DBSD at any time, in accordance with the formula "X/ (X+$12,945,104)", where "X" is equal to the aggregate amount, including accrued but unpaid interest, due to EchoStar under the Notes at the time of conversion (the "Profit Pay Out Percentage"). The Profit Pay Out Percentage
shall be in addition to EchoStar's equity ownership interest in DBSD. Notwithstanding the above, EchoStar shall not have any right to a Profit Pay Out Percentage unless and until either the Intent Consideration or the Non-Duplication Payment has been paid.

    8. In the event the Merger is not consummated for any reason, the parties irrevocably commit to enter into a Capacity Lease Agreement (the "CPA"). The Parties shall cooperate in good faith and use their best efforts to agree upon provisions which so far as is reasonably possible give EchoStar the full and unfettered use of DBSD's spacecraft, including its communications capacity, TT&C, uplink arrangements and auxiliary or related functions or activities subject only to the limitation that: a) the terms of the CLA must not be inconsistent with the full exercise by DBSD of its obligations as an FCC licensee; b) the terms of the CLA must not interfere with DBSD's right to control the satellite for technical purposes as required by FCC regulations; and
c) the terms of the CLA must not be inconsistent with the Communications Act of 1934, as amended. The Parties agree that the amount EchoStar shall be obligated to pay for the capacity, shall be payable in full upon final FCC approval of the CLA, and shall be the Intent Consideration.

    In negotiation of the CLA, which shall commence promptly following execution of this Agreement, the Parties shall negotiate in good faith, and use their best efforts to effectuate the intent of the Parties, as described above. If at any time the Parties are unable to agree on a method to effectuate the intent of the Parties, the Parties hereby commit to submit any dispute to mandatory fast track binding arbitration in accordance with the procedures set forth below.

    In the event that the FCC rejects the CLA, or that EchoStar determines that the Intent would not be adequately fulfilled by a CLA which would be acceptable to the FCC, then no CLA shall be implemented.

    9. DBSD hereby irrevocably commits to utilize EchoStar's DBS operating system for DBSD's DBS system, including but not limited to utilization of EchoStar's conditional access and compression system, and EchoStar's uplink facility (all to be administered through EchoStar), and to purchase from EchoStar all of its "smart cards" needed to allow customer access to the DBSD programming. Commencing with the commercial operation of DBSD's first satellite, DBSD shall pay to EchoStar on a monthly basis, DBSD's pro rata share of the costs of EchoStar's DBS operating system. The Parties shall enter into an agreement or agreements as is reasonably requested by any other Party in order to more fully reflect the terms of this agreement. In the negotiation of those agreements, the Parties shall negotiate in good faith, and use their best efforts to effectuate the intent of the Parties, as described above. If at any time the Parties are unable to agree on a method to effectuate the intent of the Parties, the Parties hereby commit to submit any dispute to mandatory fast track binding arbitration in accordance with the procedures set forth below.

    10. DBSD hereby irrevocably commits that it will not at anytime, for perpetuity, carry on any of its DBS satellites any video, audio or data programming which duplicates any programming carried by EchoStar on any of the satellites in its DBS system at the time DBSD desires to carry any such programming (the "Non-Duplication Agreement").

    The Non-Duplication Agreement is initially being provided by DBSD in consideration for the execution by EchoStar of the Note Purchase Agreement. No additional consideration will be due for continuation of the Non-Duplication Agreement for perpetuity unless on July 1, 1998: a) approval of the Merger by the FCC is still pending; or b) the FCC has rejected the Merger and the Intent has not yet been effectuated, nor the Intent Consideration paid, because FCC approval is required but that approval has not yet been completed. If either of the events described in the sentence immediately above exist on July 1, 1998, then EchoStar shall make an additional one time payment for the continued applicability, for perpetuity, of the Non-Duplication Agreement. The amount of the payment shall be equal to the amount of the Intent Consideration (the "Non-Duplication Payment").

    11. In the event any agreement or action of the Parties pursuant to this Agreement requires FCC approval, and the FCC does not provide that approval, the Parties agree to restructure the agreement or action to the minimum extent necessary in order to preserve the transaction, as nearly as is possible, and to most closely effectuate the Intent and the Intent Consideration, and to otherwise effectuate the intention of the Parties as expressed in this Agreement.

    12. At the election of any Party, any matter not resolved amicably among the Parties to the satisfaction of the other Parties, shall be subject to mandatory binding arbitration, and the other Parties shall submit to arbitration. Within ten (10) days of receipt of notice from the electing party, each Party shall select an arbitrator, and within five (5) days thereafter the two (2) selected arbitrators shall select a third arbitrator. The Parties hereby express their desire that the arbitration be concluded on an expedited basis. The decision of a majority of the arbitrators shall be considered the decision of all, except that if no two can agree, then the decision of the arbitrator chosen by the other two shall be considered the decision of all. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the "Rules"), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the parties mutually agree otherwise, and pursuant to the following procedures: a) the minimum amount of discovery deemed necessary by the arbitrators shall be allowed in arbitration; b) the costs and fees of the arbitration, including attorneys' fees, shall be allocated by the arbitrators, as they deem reasonably appropriate; c) the award rendered by the arbitrators shall be binding on the Parties, shall be final, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof; d) the existence and resolution of the arbitration shall be kept confidential by the Parties in the same manner as confidential information is required to be kept under Paragraph 13 below, and shall also be kept confidential by the arbitrators.

    13. This Agreement, the negotiations leading to it, and the fact of the Agreement, together with all terms and conditions of each (collectively the "Negotiations"), shall be kept confidential, and treated as strictly confidential pursuant to the Confidentiality Agreement previously entered into between the Parties, unless and until the Negotiations are no longer required to be kept confidential pursuant to the terms of the Confidentiality Agreement, or if EchoStar sooner, in its sole discretion, determines that confidentiality is no longer needed or is no longer possible with respect to all or certain portions of the Negotiations. Notwithstanding the above, DBSD shall have the right to disclose the fact of the existence of this Agreement, together with the minimum amount of other information deemed necessary by counsel to DBSD, if counsel in good faith determines that disclosure of the information is necessary. Disclosure of such information shall be coordinated in advance with EchoStar.

    14. Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver, and file or cause to be executed, acknowledged, delivered, and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement, whether before, at, or after the occurrence of the transactions contemplated by this Agreement.

    15. The invalidity of any provisions of this Agreement, or of any other agreement or instrument given pursuant to or in connection with this Agreement ("Other Agreements") shall not affect the remaining portions of this Agreement or the Other Agreements, all of which are inserted conditionally on their being held valid in law. In the event any provisions of this Agreement or Other Agreements are found to be invalid, or would operate to render this Agreement or any Other Agreement invalid, this Agreement and such Other Agreements shall be construed as if the invalid provisions had not been inserted, and the offending provisions shall be rewritten to the minimum extent necessary in order to permit their intent to be carried out as best as is possible without invalidity. The Parties agree to promptly use their good faith best efforts to reflect in writing any modification to this Agreement which may be necessary in order to carry out the intentions of this provision.

    16. It is the express intention and agreement of the Parties that all covenants, agreements, statements, representations, and warranties made in this Agreement shall survive execution of this Agreement.

    17. Except as otherwise specifically provided in this Agreement, this Agreement may be modified or amended only by a writing executed by the parties which, by its terms, expressly modifies, alters or amends any term or provision contained herein.

    18. Each party acknowledges that it has read, understands and agrees to the terms and conditions of this Agreement. Each party represents that it has the full power and authority to enter into this Agreement, and intends to be bound by all of the terms and conditions of this Agreement. Further, each Party acknowledges that the delivery of this Agreement by that Party has not been induced by any representations, statements, warranties, or agreements other than those expressly set forth herein.

    19. To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any Party, appear on one or more of the counterparts. This Agreement shall be binding and enforceable upon execution of counterparts by all the Parties hereto, and such counterparts shall thereupon collectively constitute a single agreement.

    20. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Colorado without giving effect to the conflict of law principles thereof.

    IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year set forth above.

                                          DIRECT BROADCASTING SATELLITE
                                          CORPORATION, a Delaware Corporation

                                          By:          /s/  HARLEY RADIN

                                             -----------------------------------
                                                   Harley Radin, President

                                          ECHOSTAR COMMUNICATIONS CORPORATION

                                          By:         /s/  CHARLIE ERGEN

                                             -----------------------------------
                                                  Charlie Ergen, President

                                          DIRECT BROADCASTING SATELLITE
                                          CORPORATION, a Colorado Corporation

                                          By:         /s/  CHARLIE ERGEN

                                             -----------------------------------
                                                  Charlie Ergen, President